Praxis Precision Medicines Provides Corporate Update and Reports Fourth Quarter and Full-Year 2023 Financial Results
Over 3,000 referrals received to date meet pre-qualifying eligibility criteria for ulixacaltamide Phase 3 studies in the Essential3 program for essential tremor (ET); enrollment on track to be completed in 1H 2024 with topline results in 2H 2024
Topline results from the PRAX-628 study in epilepsy patients with photo-paroxysmal response (PPR) expected in 1Q 2024; preliminary analysis of 15 mg cohort exceeded expectations
Tolerability and efficacy results from Part 1 of the EMBRAVE study of elsunersen were presented at the American Epilepsy Society 2023 Annual Meeting, showing 43% median reduction in seizures; received PRIME designation from the European Medicines Agency for the treatment of SCN2A gain-of-function developmental and epileptic encephalopathy (DEE)
Announced licensing partnership with Tenacia Biotechnology to develop and commercialize ulixacaltamide for ET in Greater China with total potential consideration of over $275 million
Completed underwritten public offering with over $160 million in net proceeds to extend cash runway into 2026
BOSTON, Mass., March 5, 2024 — Praxis Precision Medicines, Inc. (NASDAQ: PRAX), a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system (CNS) disorders characterized by neuronal excitation-inhibition imbalance, today provided a corporate update and reported financial results for the fourth quarter and full-year 2023.
“2023 was a transformational year for Praxis. Living by our Dare for More™ motto, we made significant advancements across our portfolio of precision therapies for CNS disorders, established strategic collaborations and strengthened our financial position, which we believe will carry us beyond our upcoming milestones in the year ahead,” said Marcio Souza, president and chief executive officer of Praxis. “Notably, the strong participation we are seeing in our Essential3 Phase 3 studies in ulixacaltamide for essential tremor continues to highlight the significant unmet need for new therapies in essential tremor. We are also encouraged by the latest data supporting our highly differentiated epilepsy portfolio, including elsunersen and PRAX-628.”
Mr. Souza continued, “Looking ahead, we plan to report topline results from the PRAX-628 study in the first quarter, complete enrollment in Essential3 in the first half of this year and expect topline results from the Phase 2 EMBOLD study of PRAX-562 for the treatment of pediatric patients with DEEs mid-year. Together, these advancements, through patient-guided development strategies, will further position Praxis at the forefront of precision medicine for CNS disorders.”
Recent Highlights and Anticipated Milestones:
Cerebrum™ Small Molecule Platform
•Ulixacaltamide for ET: In November 2023, Praxis initiated Essential3, the Phase 3 program for ulixacaltamide. Enrollment in Essential3 is expected to complete in the first half of 2024, with topline results expected in the second half of 2024 to support a planned New Drug Application (NDA) submission in 2025.
oEssential3 is comprised of two simultaneous Phase 3 studies including a 12-week, parallel design study and a 12-week randomized withdrawal study for stable responders.
oEssential3 incorporates learnings from the Phase 2 Essential1 study including the use of a single 60 mg dose, using a modified Activities of Daily Living scale (mADL11) as the primary endpoint based on feedback from the U.S. Food and Drug Administration (FDA), and conducting the study in a decentralized manner. In the Phase 2 Essential1 study, mADL11 produced a statistically significant and clinically meaningful response in ulixacaltamide when compared to placebo after 8 weeks of treatment (p=0.042, nominal).

oEssential3 has over 3,000 referrals who have met the pre-qualifying eligibility criteria from the ongoing recruitment campaign started in November 2023.
•PRAX-628 for Focal Epilepsy: The Phase 2a PPR study to evaluate the efficacy and safety of PRAX-628 across two cohorts, dosed at 15 mg and 45 mg, continues to advance, with plans to report topline results in the first quarter of 2024.
oPPR studies measure electroencephalogram (EEG) signatures after intermittent photic stimulation and are widely used as a marker of anti-seizure efficacy and to aid in dose determination.
oPreliminary analysis of the 15 mg cohort exceeded Praxis’ drug activity expectations and confirmed its decision to initiate a Phase 2b study of PRAX-628 in focal epilepsy in the second half of 2024.
oThe Phase 2a study builds on positive results from the Phase 1 dose escalation study in healthy volunteers.
•PRAX-628 was generally well-tolerated at all tested doses. Pharmacokinetic data demonstrated dose-dependent exposure supporting once-daily dosing without titration to achieve potentially therapeutically effective drug concentration levels.
•Further analysis of patients in the Phase 1 study using qEEG data showed a pharmacodynamic effect at all dose levels and was significantly different from placebo.
•PRAX-562 for SCN2A and SCN8A DEEs: Praxis expects topline results from the PRAX-562 Phase 2 EMBOLD study for the treatment of pediatric patients with DEEs in mid-2024.
oThe EMBOLD study is a randomized, double-blind, placebo-controlled Phase 2 clinical study to evaluate the safety, tolerability, efficacy (motor seizure frequency) and pharmacokinetics of PRAX-562 in pediatric patients aged 2 to 18 years with DEEs, followed by an open-label extension. Up to 20 participants with SCN2A-DEE or SCN8A-DEE are expected to be enrolled.
Solidus™ Antisense Oligonucleotide (ASO) Platform
•Elsunersen (PRAX-222) for SCN2A Gain-of-Function (GoF) Developmental Epilepsies: At the American Epilepsy Society 2023 Annual Meeting, Praxis shared data from Part 1 of the EMBRAVE study, where four patients were dosed once a month for a four-month period. Results showed a 43% median reduction in seizures from baseline, a 48% increase in seizure-free days from baseline and no drug-related treatment-emergent adverse events or serious adverse events.
oElsunersen received PRIME designation from the European Medical Agency (EMA) for the treatment of SCN2A GoF DEEs. The EMA’s PRIME designation provides enhanced development support for priority medicines that target an unmet need and was granted based on the Part 1 data from the EMBRAVE study that showed a reduction in seizures and improvement in seizure free days, as well as preclinical data.
oPraxis is completing multiple global regulatory interactions in the first quarter of 2024 in anticipation of starting the pivotal phase of the program later this year.
Corporate Update:
•In January 2024, Praxis completed an underwritten public offering. The net proceeds from the offering were approximately $161.7 million. As of February 29, 2024, Praxis had cash and cash equivalents of $247.6 million, which is anticipated to fund operations into 2026.
•In January 2024, Praxis announced a licensing partnership with Tenacia Biotechnology to develop and commercialize ulixacaltamide for the treatment of ET in Greater China, including mainland China, Hong Kong, Macau and Taiwan, with total potential consideration of over $275 million.
Fourth Quarter and Full Year 2023 Financial Results:
As of December 31, 2023, Praxis had $81.3 million in cash and cash equivalents, compared to $100.5 million in cash, cash equivalents and marketable securities as of December 31, 2022. This decrease of $19.2 million primarily reflects cash used in operations of $111.1 million during the year ended December 31, 2023, partially offset by $63.4 million in net proceeds from the June 2023 follow-on public offering and $28.2 million in net proceeds from at-the-market offerings.

The Company’s cash and cash equivalents as of December 31, 2023, combined with $161.7 million net proceeds from the January 2024 follow-on offering and $5.3 million from January 2024 at-the-market offerings, are expected to fund operations into 2026.
Praxis recognized $0.5 million and $2.4 million in collaboration revenue during the three months and year ended December 31, 2023, respectively, related to its Option and License Agreement with UCB which was entered into in December 2022.
Research and development expenses were $18.4 million for the fourth quarter of 2023, compared to $28.3 million for the fourth quarter of 2022. Research and development expenses were $86.8 million for the year ended December 31, 2023, compared to $155.0 million for the year ended December 31, 2022. The decrease in research and development expenses for full year 2023 of $68.2 million was primarily attributable to $61.4 million in decreased expenses related to the Company’s Cerebrum™ platform.
General and administrative expenses were $9.9 million for the fourth quarter of 2023, compared to $13.1 million for the fourth quarter of 2022. General and administrative expenses were $42.1 million for the year ended December 31, 2023, compared to $59.9 million for the year ended December 31, 2022. The decrease in general and administrative expenses for full year 2023 of $17.8 million was primarily attributable to a decrease of $7.6 million in professional fees and consulting expenses, $7.4 million in personnel-related expenses due to a decrease in headcount, and $2.9 million in other general and administrative expenses.
Praxis incurred a net loss of $26.9 million for the fourth quarter of 2023, including $5.7 million of stock-based compensation expense, compared to $41.2 million for the fourth quarter of 2022, including $6.4 million of stock-based compensation expense. Praxis reported a net loss of $123.3 million for the year ended December 31, 2023, including $24.9 million of stock-based compensation expense, compared to a net loss of $214.0 million for the year ended December 31, 2022, including $28.6 million of stock-based compensation expense.
As of December 31, 2023, Praxis had 8.8 million shares of common stock outstanding.
About Ulixacaltamide
Ulixacaltamide is a differentiated and highly selective small molecule inhibitor of T-type calcium channels designed to block abnormal neuronal burst firing in the Cerebello-Thalamo-Cortical (CTC) circuit correlated with tremor activity. Ulixacaltamide, the most advanced program within Praxis’ Cerebrum™ small molecule platform, is currently in late-stage development for the treatment of essential tremor, www.praxisessentialtremor.com.
About PRAX-628
PRAX-628 is a next-generation, functionally selective small molecule targeting the hyperexcitable state of sodium-channels in the brain that is currently being developed as a once daily, oral treatment for adult focal onset epilepsy. Preclinical data demonstrates PRAX-628 is differentiated from standard of care, with the potential to be best-in-class for focal epilepsy. In vitro, PRAX-628 has demonstrated superior selectivity for disease-state NaV channel hyperexcitability. In vivo studies of PRAX-628 have demonstrated unprecedented potency in the maximal electroshock seizure (MES) model, a highly predictive translational model for efficacy in focal epilepsy. Data from the PRAX-628-101 study demonstrated that PRAX-628 can be safely dosed in healthy subjects to greater than 15 times the predicted human equivalent of the rodent MES EC50.
About Elsunersen (PRAX-222)
Elsunersen (PRAX-222) is an antisense oligonucleotide (ASO) designed to selectively decrease SCN2A gene expression, directly targeting the underlying cause of early-seizure-onset SCN2A-DEE to treat seizures and other symptoms in patients with gain-of-function SCN2A mutations. In vitro studies of PRAX-222 have demonstrated reduction in both SCN2A gene expression and protein levels. In vivo, PRAX-222 has demonstrated significant, dose-dependent reduction in seizures, improvement in behavioral and locomotor activity and increased survival in SCN2A mouse models, with potential to be the first disease-modifying treatment for SCN2A-DEE. PRAX-222 has received Orphan Drug Designation (ODD) and Rare Pediatric Disease Designation (RPD) from the FDA, and ODD and PRIME designations from the European Medicines Agency (EMA) for the treatment of SCN2A-DEE. The PRAX-222 program is ongoing under a collaboration with

Ionis Pharmaceuticals, Inc. (NASDAQ: IONS), and RogCon, Inc. To learn more about the EMBRAVE study, please visit https://www.embravestudy.com/.
About PRAX-562
PRAX-562 is a first-in-class small molecule in development for the treatment of developmental and epileptic encephalopathy (DEE) as a preferential inhibitor of persistent sodium current, shown to be a key driver of seizure symptoms in early onset SCN2A-DEE and SCN8A-DEE. PRAX-562’s mechanism of sodium channel block is consistent with superior selectivity for disease state sodium channel (NaV) channel hyperexcitability. In vivo studies of PRAX-562 have demonstrated dose-dependent inhibition of seizures up to complete control of seizure activity in SCN2A, SCN8A and other DEE mouse models. PRAX-562 has been generally well-tolerated in three Phase 1 studies and has demonstrated biomarker changes indicative of NaV channel blocking effects. PRAX-562 has received ODD and RPD from the FDA, and ODD from the European Medicines Agency for the treatment of SCN2A-DEE and SCN8A-DEE. To learn more about the EMBOLD study, please visit https://www.emboldstudy.org/.
About Praxis
Praxis Precision Medicines is a clinical-stage biopharmaceutical company translating insights from genetic epilepsies into the development of therapies for CNS disorders characterized by neuronal excitation-inhibition imbalance. Praxis is applying genetic insights to the discovery and development of therapies for rare and more prevalent neurological disorders through our proprietary small molecule platform, Cerebrum™, and antisense oligonucleotide (ASO) platform, Solidus™, using our understanding of shared biological targets and circuits in the brain. Praxis has established a diversified, multimodal CNS portfolio including multiple programs across movement disorders and epilepsy, with four clinical-stage product candidates. For more information, please visit www.praxismedicines.com and follow us on Facebook, LinkedIn and Twitter/X.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and other federal securities laws, including express or implied statements regarding Praxis’ future expectations, plans and prospects, including, without limitation, statements regarding the anticipated timing of our clinical trials, the development of our product candidates, the anticipated timing of regulatory submissions and interactions and our projected cash runway, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “anticipate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or “would” and similar expressions that constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.
The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: uncertainties inherent in clinical trials; preliminary analyses from ongoing studies differing materially from final data from preclinical studies and completed clinical trials; the expected timing of clinical trials, data readouts and the results thereof, and submissions for regulatory approval or review by governmental authorities; regulatory approvals to conduct trials; and other risks concerning Praxis’ programs and operations as described in its Annual Report on Form 10-K for the year ended December 31, 2023 to be filed and other filings made with the Securities and Exchange Commission. Although Praxis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on information and factors currently known by Praxis. As a result, you are cautioned not to rely on these forward-looking statements. Any forward-looking statement made in this press release speaks only as of the date on which it is made. Praxis undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Investor Contact:
Praxis Precision Medicines
investors@praxismedicines.com
857-702-9452

Media Contact:

Dan Ferry
Life Science Advisors
Daniel@lifesciadvisors.com
617-430-7576

PRAXIS PRECISION MEDICINES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$81,300	$61,615
Marketable securities	—	38,874
Prepaid expenses and other current assets	3,580	10,351
Property and equipment, net	588	971
Operating lease right-of-use assets	2,064	2,901
Other non-current assets	416	416
Total assets	$87,948	$115,128
Liabilities and stockholders’ equity
Accounts payable	$5,815	$14,672
Accrued expenses	7,416	15,850
Operating lease liabilities	2,495	3,500
Deferred revenue	2,553	5,000
Common stock	13	5
Additional paid-in capital	723,577	606,918
Accumulated other comprehensive loss	—	(173)
Accumulated deficit	(653,921)	(530,644)
Total liabilities and stockholders' equity	$87,948	$115,128

PRAXIS PRECISION MEDICINES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Collaboration revenue	$515	$—	$2,447	$—
Operating expenses:
Research and development	18,388	28,329	86,766	155,040
General and administrative	9,933	13,124	42,054	59,946
Total operating expenses	28,321	41,453	128,820	214,986
Loss from operations	(27,806)	(41,453)	(126,373)	(214,986)
Other income:
Other income, net	928	280	3,096	957
Total other income	928	280	3,096	957
Net loss	$(26,878)	$(41,173)	$(123,277)	$(214,029)
Net loss per share attributable to common stockholders, basic and diluted	$(2.97)	$(12.98)	$(18.69)	$(69.65)
Weighted average common shares outstanding, basic and diluted	9,060,813	3,172,981	6,594,316	3,073,100